EXHIBIT 99.1

CONTACT:  JOSEPH MACNOW

                     (201) 587-1000

210 Route 4 East Paramus, NJ 07652

FOR IMMEDIATE RELEASE – October 4, 2013

Vornado Announces its Share of Toys “R” Us’ Second Quarter Financial Results

PARAMUS, NEW JERSEY,..….Vornado Realty Trust (NYSE: VNO) announced today its 32.6% share of Toys “R” Us’ second quarter financial results that it recorded in its third quarter ended September 30, 2013.  Vornado’s results will include a net loss of $34,209,000, or $0.17 per diluted share, compared to a net loss of $8,585,000, or $0.04 per diluted share recorded in the quarter ended September 30, 2012.

Vornado’s share of negative Funds From Operations (“FFO”) after income taxes for the quarter ended September 30, 2013 is $22,343,000 or $0.11 per diluted share, compared to FFO after income taxes of $2,403,000, or $0.01 per diluted share in the prior year’s quarter.  Vornado’s share of Toys’ FFO will be treated as non-comparable in both periods.

The business of Toys is highly seasonal; historically, Toys’ fourth quarter net income accounts for more than 80% of its fiscal year net income.

Attached is a summary of Toys’ financial results and Vornado’s 32.6% share of its equity in Toys’ net loss, as well as reconciliations of net loss to earnings before interest, taxes, depreciation and amortization (“EBITDA”) and negative FFO.

Vornado Realty Trust is a fully-integrated equity real estate investment trust.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

Toys "R" Us, Inc.
Condensed Consolidated Statements of Operations – Unaudited

	For the Quarter Ended
	August 3, 2013		July 28, 2012
(Amounts in thousands)	Results on a Historical Basis	Results on Vornado’s Purchase Price Accounting Basis	Results on Vornado’s Purchase Price Accounting Basis
Net sales	$2,377,000	$2,377,000	$2,552,000
Cost of sales	1,457,000	1,457,000	1,534,000
Gross margin	920,000	920,000	1,018,000

Selling, general and administrative expenses	890,000	893,700	892,900
Depreciation and amortization	95,000	99,700	102,900
Other income, net	(19,000)	(10,200)	(12,100)
Total operating expenses	966,000	983,200	983,700
Operating (loss) earnings	(46,000)	(63,200)	34,300
Interest expense	(116,000)	(117,900)	(106,200)
Interest income	1,000	1,000	4,000
Loss before income taxes	(161,000)	(180,100)	(67,900)
Income tax benefit	48,000	69,500	34,200
Net loss	$(113,000)	$(110,600)	$(33,700)

Vornado’s 32.6% equity in Toys’ net loss		$(36,056)	$(10,956)
Management fee from Toys, net		1,847	2,371
Total Vornado net loss from its investment in Toys		$(34,209)	$(8,585)

See page 3 for a reconciliation of net loss to negative FFO.

Reconciliation of Vornado’s net loss from its investment in Toys to EBITDA (1):
Net loss		$(34,209)	$(8,585)
Interest and debt expense		38,435	34,526
Depreciation and amortization		32,176	33,160
Income tax benefit		(22,690)	(11,118)
Vornado’s share of Toys’ EBITDA (1)		$13,712	$47,983

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(1)     EBITDA represents “Earnings Before Interest, Taxes, Depreciation and Amortization.”  Management considers EBITDA a supplemental measure for making decisions and assessing the unlevered performance of its segments as it relates to the total return on assets as opposed to the levered return on equity.  EBITDA should not be considered a substitute for net income. EBITDA may not be comparable to similarly titled measures employed by other companies.

Toys "R" Us, Inc.
Funds From Operations - Unaudited

(Amounts in thousands)	For the Quarter Ended
	August 3, 2013	July 28, 2012
Reconciliation of Vornado's net loss from its investment in Toys to negative FFO (1):
Net loss	$(34,209)	$(8,585)
Depreciation and amortization of real property	16,430	16,905
Real estate impairment losses	1,826	-
Income tax effect of above adjustments	(6,390)	(5,917)
Vornado's share of Toys’ FFO (1)	$(22,343)	$2,403

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(1)          FFO is computed in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”).  NAREIT defines FFO as GAAP net income or loss adjusted to exclude net gains from sales of depreciated real estate assets, real estate impairment losses, depreciation and amortization expense from real estate assets, extraordinary items and other specified non-cash items, including the pro rata share of such adjustments of unconsolidated subsidiaries.  FFO and FFO per diluted share are used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions.  FFO does not represent cash generated from operating activities and is not necessarily indicative of cash available to fund cash requirements and should not be considered as an alternative to net income as a performance measure or cash flows as a liquidity measure.  FFO may not be comparable to similarly titled measures employed by other companies.

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